Exhibit 99.1

EON Resources Inc. Announces

Results for the Second Quarter of 2025

HOUSTON, TX / August 19, 2025 / EON Resources Inc. (NYSE American: EONR) (“EON” or the “Company”) is independent upstream energy company with 20,000 leasehold acres comprised of two fields in the Permian Basin in southeast New Mexico. The fields have a total of 750 producing and injection wells producing over 1,000 barrels of oil per day. Today, the Company reports revenue and earnings for the second quarter of 2025.

Positioned to Retire Senior Debt and Seller Settlement: Favorable funding arrangements expected to close in September creating $40 million in shareholder value.

●	The Company entered into an agreement (as amended, the “Seller Agreement”) with Pogo Royalty, LLC (“Seller”), which, when closed, will result in: (i) the restructure of the Company’s balance sheet, eliminating approximately $40 million in debt and obligations, and (ii) the purchase of a 10% Overriding Royalty Interest in all of the Company’s oil and gas properties in the Grayburg-Jackson Field. The closing is expected to occur in September 2025 and consideration to Seller is agreed to be $20.5 million in cash and the issuance of 1.5 million shares of the Company’s Class A common stock. The summary of the Agreement with Seller can be found in the Press Release on the Seller Agreement as Amended on the Company’s website.

●	EON signed an expanded non-binding Letter of Intent (“LOI”) with Enstream Capital Management, LLC (“Enstream”) concerning a volumetric funding arrangement (“VMA”) and revenue sharing for $52.8 million. EON expects to use the funds for the consideration to Seller under the Seller Agreement, as well as for field development and retirement of senior debt. A summary of the Enstream LOI Press Release is available on the Company’s website. We expect to close this transaction in September 2025.

Advancing Horizontal Drilling Program: EON expects to drill up to 90 wells over a three to four year program potentially increasing reserves by up to $100 million in value.

●	As announced in its Horizontal Drilling Program Press Release, the Company conducted a study for horizontal drilling in the lower intervals of the San Andres formation on the Company’s Grayburg-Jackson Field (“GJF”) which could yield up to 20 million untapped barrels of oil. The study has identified 50 well locations to be drilled over several years, commencing in Q1 of 2026. Each well will cost approximately $3.7 million to drill and is expected to produce 300 to 400 barrels of oil per day (“BOPD”). The Company is actively in discussions with potential drilling partners to share in the working interest ownership, costs and related revenue.

Acquired South Justis Field in June: Adds over 100 BOPD with potential of an additional 250 BOPD over the next year.

●	On June 20, 2025, EON acquired the South Justis Field (“SJF”) for 1.0 million Class A common shares of the Company without any cash consideration or debt. The Company will have a 94% working interest in the SJF. With the estimated $1.2 million in net annual cash flow, the transaction is expected to be accretive. The SJF comprises 5,360 contiguous acres with 208 combined producing and injection wells with well spacing of 50 acres. The field is located in the Central Basin of the prolific Permian Basin in Lea County, New Mexico. The producing formations include the Glorietta, Blinebry, Tubb, Drinkard and Fusselman intervals, which range from 5,000 feet to 7,000 feet in depth. The original-oil-in-place (“OOIP”) is approximately 207 million barrels of oil. For more details on the acquisition, see the Press Release on the SJF Acquisition, the SJF Investor Call Deck and the SJF Operations Web Page on the Company’s website.

Grayburg-Jackson Field Positioned to Expand Seven Rivers Zone Production: The infrastructure enhancements are nearing completion and three well service rigs are on-site to return idle wells to production and prepare for well recompletions.

●	Production improvement efforts include: enhanced acid formula treatments on 13 wells has resulted in an increase of 40 BOPD; well servicing work has returned 27 wells to production; and deploying a third well service rig to the field in July to return producing and injection wells to production.

●	The focus on the GJF over the past year has resulted in infrastructure enhancements nearing completion and stabilizing production. The Company’s engineers have been using technology and science to analyze well logs and prior results in an effort to increase production and identification of the best pay in the Seven Rivers formation. The Company’s team has also rolled out the use of an AI application for our well pumpers to improve efficiencies as described in the AI Implementation Press Release on the Company’s website.

Financial highlights for the quarter ended June 30, 2025:

●	Revenue

o	Total revenue for the quarter was $4.6 million. Little changed from Q1 of 2025 and revenue was up approximately $850K from Q4 of 2024.

o	As discussed in the July 24, 2025 Press Release regarding preliminary results for Q2 of 2025, oil revenue from production was temporarily impacted in Q2 2025. The impact was mitigated by the Company’s hedging position. The Company recovered approximately $290K of cash, as approximately 75% of the oil was hedged at $70.00 per barrel. The non-cash hedge portion had a positive revenue impact of approximately $500K.

o	Our current oil production is 70%-plus hedged at a price of $70.00 per barrel or greater through the end of CY 2025.

●	Field results

o	The Company had income from operations of $1.1 million for the quarter.

o	The lease operating expenses (“LOE”) dropped to $665K per month for the quarter from the $718K per month for the fiscal year 2024.

o	Capital expenditure for the second quarter was $730K.

●	General and administrative (“G&A”) costs

o	The overall G&A costs were an average of $670K per month for the first six months of 2025; this is down from an average of $865 per month for the fiscal year 2024.

o	Salaries, fees and related costs for the first two quarters of 2025 are approximately $300K per quarter lower as compared to fiscal 2024.

o	Professional fees for legal, audit and consulting services for the second quarter of 2025 are $300K lower than the fourth quarter of 2024. These costs are primarily incurred for reporting requirements, financing efforts and certain costs stemming from various trailing legal matters.

●	Other income and expenses

o	Interest expense of approximately $1.68 million in Q2 of 2025 is $ approximately 65K lower than Q1 of 2025 due to note conversions; this is on account of our efforts to clean-up the balance sheet and the reduction of the principal balance of the Company’s senior reserve-based loan.

o	The approximately net $190K of income for non-cash impacts primarily include approximately $332K for the amortization of financing costs, and approximately $207K gain from settling the warrants for the convertible notes.

“During the quarter, we continued to execute on our operational strategy in the Permian Basin while navigating commodity price volatility,” said Dante Caravaggio, President and CEO, EON. “Our focus remains on cost discipline, increasing production levels, and leveraging our hedge positions to manage risk, as well as integrating our acquisition of the South Justis Field.”

“On the Grayburg-Jackson Field, we continued our program in the second quarter to perform larger acid treatment using proprietary chemicals to clean up wellbore damage and increase long-term production” said Jesse Allen, Vice President of Operations, EON. “The result to date is an overall sustained production increase of 40 BOPD from 13 wells. These early results indicate we are undertaking the proper development to enhance our long-term production growth. The Company also contracted a second oil rig in June to help stabilize and increase production, and we expect to continue this program through August 2025 and complete down-hole failure repairs on 41 additional wells.”

“Regarding the recent acquisition of the South Justis Field, when we purchased the field, the production was approximately 108 barrels of oil per day,” Mr. Allen added. “Due to safety concerns we reduced production to 88 barrels of oil per day, but this has been remedied and we are now producing 120 barrels of oil. We have a well service rig at the field to re-activate wells, and we expect production at the South Justis Field to continue to increase.”

August 19, 2025 earnings call information

EON will host a conference call on Tuesday, August 19, 2025, at 2:30 p.m. Eastern Time to review its second quarter 2025 financial results. Dante Caravaggio will chair the call; Mitchell B. Trotter Jesse Allen will also speak with shareholders and answer questions.

●	To listen to a live broadcast: An audio Webcast of the conference call will be available within two hours of the call on August 19, 2025. To listen to a live broadcast, visit the website at least 15 minutes prior to the scheduled start to register and download and install any necessary software.

●	Earnings Call deck: The earnings call deck will be posted to the Company’s website prior to the earnings call.

●	Earnings Call Webpage (information, webcast, telephone access, and replay): EON Events

●	Webcast URL: https://www.webcaster4.com/Webcast/Page/2999/52885 - (Replay expires August 19, 2026)

●	Telephone access:

Toll Free: 888-506-0062

International: 973-528-0011

Participant Access Code: 437628

●	Teleconference Replay Number (Expires September 2, 2025):

Toll Free: 877-481-4010

International: 919-882-2331

Replay Passcode: 52885

About EON Resources Inc.

EON is an independent upstream energy company focused on maximizing total returns to its shareholders through the development of onshore oil and natural gas properties in the United States. EON’s long-term goal is to maximize total shareholder value from a diversified portfolio of long-life oil and natural gas properties built through acquisition and through selective development, production enhancement and other exploitation efforts on its oil and natural gas properties.

EON’s Class A Common Stock trades on the NYSE American Stock Exchange (NYSE American: EONR) and the Company’s public warrants trade on the NYSE American Stock Exchange (NYSE American: EONR WS). For more information on EON, please visit the Company’s website: https://eon-r.com/.

About the Grayburg-Jackson Oil Field Property

LH Operating, LLC (“LHO”), a wholly owned subsidiary of EON, operates its holdings in New Mexico of oil and gas waterflood production comprising 13,700 contiguous leasehold acres, 342 producing wells and 207 injection wells situated on 20 federal and 3 state leases in the Grayburg-Jackson Oil Field. The Grayburg-Jackson Oil Field is located on the Northwest Shelf of the prolific Permian Basin in Eddy County, New Mexico.

Leasehold rights of LHO include the Seven Rivers, Queen, Grayburg and San Andres intervals that range from as shallow as 1,500 feet to 4,000 feet in depth. The December 2024 reserve report from our third-party engineer, Haas and Cobb Petroleum Consultants, LLC (“Haas & Cobb” or “Cobb”), reflects LHO to have proven reserves of approximately 14.0 million barrels of oil and 2.8 billion cubic feet of natural gas. The mapped original-oil-in-place (“OOIP”) in the LHO leasehold is approximately 876 million barrels of oil in the Grayburg and San Andres intervals and 80 million barrels in the Seven Rivers interval for a total OOIP of approximately 956 million barrels of oil.

Our primary production is currently from the Seven Rivers zone. In addition to proven reserves, the Company believes it may access an additional 34 million barrels of oil by adding perforations in the Grayburg and San Andres formations, plus another 40 million barrels from the horizontal drilling program in the San Andres. With proven oil reserves of over 15 million barrels, combined with the potential 74 million additional barrels from the Grayburg and San Andres zones, LHO should produce oil and a revenue stream for more than two decades with a low decline rate.

About the South Justis Field Property

The South Justis Field (“SJF”) is a carbonate reservoir, similar to the rest of the Permian. The SJF was first developed in the 1960’s and had an initial production in the 6,000 BOPD range. The waterflood implemented at a cost of $40 million dollars in the 1990’s by a major oil company had mediocre performance due to poor connectivity between wells, which indicates an opportunity for horizontal infill well drilling. The subsequent owners of the SJF had higher priorities, which led to an increase in idle wells with downhole failures, thus allowing the production to drop dramatically. The Seller acquired the field and has reactivated several wells with good results increasing the production of oil. This indicates that there are a significant number of wells that can be reactivated to increase production on existing wells.

The SJF comprises of 5,360 contiguous acres with 208 combined producing and injection wells with well spacing of 50 acres. The field is located in the Central Basin of the prolific Permian Basin in Lea County, New Mexico located approximately 100 miles from EON’s Grayburg-Jackson Oil Field property. The producing formations include the Glorietta, Blinebry, Tubb, Drinkard and Fusselman intervals that range from 5,000 feet to 7,000 feet in depth. The original-oil-in-place (“OOIP”) is approximately 207 million barrels of oil.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from what is expected. Words such as “expects,” “believes,” “anticipates,” “intends,” “estimates,” “seeks,” “may,” “might,” “plan,” “possible,” “should” and variations and similar words and expressions are intended to identify such forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Such forward-looking statements relate to future events or future results, based on currently available information and reflect the Company’s management’s current beliefs. A number of factors could cause actual events or results to differ materially from the events and results discussed in the forward-looking statements. Important factors - including the availability of funds, the results of financing efforts and the risks relating to our business - that could cause actual results to differ materially from the Company’s expectations are disclosed in the Company’s documents filed from time to time on EDGAR (see www.edgar-online.com) and with the Securities and Exchange Commission (see www.sec.gov). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relations

Michael J. Porter, President

PORTER, LEVAY & ROSE, INC.

mike@plrinvest.com

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